Exhibit 10.12

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Board of Directors who are not employees of Kohl’s or any of its subsidiaries (“Non-Employee Directors”) receive cash retainer fees in the following amounts:

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All Non-Employee Directors receive a base annual retainer fee of $125,000.

Equity awards are granted to Non-Employee Directors from time to time pursuant to our 2017 Long Term Compensation Plan. These awards are granted following a Non-Employee Director’s initial election to the Board and each time that director is re-elected by the shareholders to serve a new term. Annual equity awards typically have the following “grant date fair values,” calculated in accordance with FASB ASC Topic 718:

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All Non-Employee Directors receive an annual base award with a grant date fair value of $145,000;
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The independent Chair of the Board receives an additional annual award with a grant date fair value of $200,000;
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The Chair of the Nominating & ESG Committee receives an additional annual award with a grant date fair value of $20,000;
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The Chair of the Compensation Committee receives an additional annual award with a grant date fair value of $25,000;
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The Chair of the Audit Committee receives an additional annual award with a grant date fair value of $30,000; and
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The Chair of the Finance Committee receives an additional annual award with a grant date fair value of $15,000;

The above-described awards are typically in the form of restricted shares that vest on the earlier of the first anniversary date of the grant or the date of the Annual Meeting of Shareholders for the following year.

Non-Employee Directors receive no additional compensation for participation in Board of Directors’ or committee meetings. Non-Employee Directors are, however, reimbursed for travel and other expenses related to attendance at these meetings as well as travel and other expenses related to attendance at educational seminars approved in advance by the Nominating & ESG Committee.